EXHIBIT 10.3

THIRD AMENDING AGREEMENT TO THE
CREDIT AGREEMENT

dated as of April 27, 2023

ALTALINK INVESTMENT MANAGEMENT LTD.,
in its capacity as general partner of
ALTALINK INVESTMENTS, L.P.,
as Borrower,
- and -
ALTALINK INVESTMENT MANAGEMENT LTD.,
as General Partner,
- and -
ROYAL BANK OF CANADA,
as Administrative Agent of the Lenders, and as Lender,
- and -
THE LENDERS PARTY HERETO,
as Lenders

THIRD AMENDING AGREEMENT TO THE CREDIT AGREEMENT, dated as of April 27, 2023, among AltaLink Investment Management Ltd., in its capacity as general partner of AltaLink Investments, L.P., as Borrower, AltaLink Investment Management Ltd., as General Partner, Royal Bank of Canada, as Agent of the Lenders (the “Agent”), and the Lenders party hereto.
RECITALS
WHEREAS AltaLink Investment Management Ltd., in its capacity as general partner of AltaLink Investments, L.P., as Borrower, Royal Bank of Canada, as Agent of the Lenders, and the Lenders are parties to a Credit Agreement made as of April 27, 2020, as amended by a first amending agreement dated as of April 27, 2021 and a second amending agreement dated as of April 27, 2022 (collectively, the “Original Credit Agreement”);
AND WHEREAS the Borrower, the General Partner, the Lenders and the Agent have agreed to amend certain provisions of the Original Credit Agreement in the manner and on the terms and conditions provided for herein.
NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1Definitions
All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Original Credit Agreement.
ARTICLE 2
AMENDMENTS
2.1The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the proper alphabetical order:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of a Contract Period or any other interest period or term or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Benchmark” means, initially, the CDOR Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.13 titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement”, means, for any Available Tenor:
(1)    For purposes of Section 2.13(a), the first alternative set forth below that can be determined by the Administrative Agent:

(a)    the sum of: (i) Term CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration, or
(b)    the sum of: (i) Daily Compounded CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration; and
(2)    For purposes of Section 2.13(b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Business Day,” the definition of “Bankers’ Acceptance,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters, including with respect to the obligation of the Administrative Agent and the Lenders to create, maintain or issue Bankers’ Acceptances) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents). Without limiting the foregoing, Benchmark Replacement Conforming Changes made in connection with the replacement of the CDOR Rate with a Benchmark Replacement may include the implementation of mechanics for borrowing loans that bear interest by reference to the Benchmark Replacement, to replace the creation or purchase of drafts or Bankers’ Acceptances.
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the CDOR Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Daily Compounded CORRA” means, for any Business Day in an interest payment period, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the CDOR Rate as may be described in the definition thereof in Section 1.1 of this Agreement.
“Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.
“Term CORRA” means, for the applicable corresponding tenor or term, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of an interest period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice.
“Term CORRA Notice” means the notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term CORRA Transition Event.
“Term CORRA Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the Lenders and the Borrower, for the replacement of the then-current Benchmark with the Benchmark Replacement described in clause 1(a) of such definition, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.
“Term CORRA Transition Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, and is determinable for any Available Tenor,

(b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Replacement, other than Term CORRA, has replaced the CDOR Rate in accordance with Section 2.13(a).
2.2The definition of “Maturity Date” in Section 1.1 of the Original Credit Agreement is hereby amended by replacing the date “April 27, 2023” with the date “April 27, 2024” in such definition.
2.3The first paragraph of Section 2.12(a) of the Original Credit Agreement is amended by inserting “but subject to Section 2.13,” after the words “Notwithstanding anything to the contrary in this Agreement,”.
2.4The following is added as a new Section 2.13 to the Original Credit Agreement:
Benchmark Replacement Setting
Notwithstanding anything to the contrary herein or in any other Loan Document:
(a)    Replacing CDOR. On May 16, 2022 Refinitiv Benchmark Services (UK) Limited (“RBSL”), the administrator of the CDOR Rate, announced in a public statement that the calculation and publication of all tenors of the CDOR Rate will permanently cease immediately following a final publication on Friday, June 28, 2024. On the date that all Available Tenors of the CDOR Rate have either permanently or indefinitely ceased to be provided by RBSL (the “CDOR Cessation Date”), if the then-current Benchmark is the CDOR Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. For the avoidance of doubt, on the CDOR Cessation Date, the component of the Prime Rate based upon the “the average rate for Canadian Dollar banker’s acceptances having a term of one month that appears on Reuters Screen page CDOR (or such other page as is a replacement page for such banker’s acceptances) at approximately 10:00 a.m. (Toronto time) on such day” shall be replaced by the Benchmark Replacement. If the Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on a quarterly basis.
(b)    Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Prime Rate Loans. During the period referenced in the foregoing sentence, the component of the Prime Rate based upon the Benchmark will not be used in any determination of the Prime Rate.
(c)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) any occurrence of a Term CORRA Transition Event, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) its intention to terminate the obligation of the Lenders to make or maintain Bankers’ Acceptances by delivering a BA Cessation Notice pursuant to Section 2.13(g). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13.
(e)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate (including Term CORRA or the CDOR Rate), then (i) the Administrative Agent may remove any tenor or term of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor or term for Benchmark (including Benchmark Replacement) settings.
(f)    Secondary Term CORRA Conversion. Notwithstanding anything to the contrary herein or in any Loan Document and subject to the proviso below in this clause, if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date (i) the Benchmark Replacement described in clause (1)(a) of such definition will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (ii) each Loan outstanding on the Term CORRA Transition Date bearing interest based on the then-current Benchmark shall convert on the last day of the then-current interest payment period, into a Loan bearing interest at the Benchmark Replacement described in clause (1)(a) of such definition for the respective Available Tenor as selected by the Borrower as is available for the then-current Benchmark; provided that, this clause (f) shall not be effective unless the

Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice, and so long as the Administrative Agent has not received, by 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date of the Term CORRA Notice, written notice of objection to such conversion to Term CORRA from Lenders comprising the Majority Lenders or the Borrower.
(g)    Bankers’ Acceptances. The Administrative Agent shall have the option to, effective as of the date set out in the BA Cessation Notice, which shall be a date on or after the CDOR Cessation Date (the “BA Cessation Effective Date”), terminate the obligation of the Lenders to make or maintain Bankers’ Acceptances, provided that the Administrative Agent shall give notice to the Borrower and the Lenders at least thirty (30) Business Days prior to the BA Cessation Effective Date (“BA Cessation Notice”). If the BA Cessation Notice is provided, then as of the BA Cessation Effective Date, so long as the Administrative Agent has not received, by 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date of the BA Cessation Notice, written notice of objection to the termination of the obligation to make or maintain Bankers’ Acceptances from Lenders comprising the Majority Lenders (i) any Borrowing Notice that requests the conversion of any Loan to, or rollover of any Loans as, a Bankers’ Acceptance shall be ineffective, and (ii) if any Borrowing Notice requests a Bankers’ Acceptance such Loan shall be made as a Loan based on CORRA of the same tenor. For the avoidance of doubt, any outstanding Bankers’ Acceptance shall remain in effect following the CDOR Cessation Date until such Bankers’ Acceptance’s stated maturity.
ARTICLE 3
CONDITIONS PRECEDENT
3.1Conditions Precedent
This Third Amending Agreement shall become effective when:
(a)     the Agent shall have received an executed copy of this Third Amending Agreement from each of the Agent, the Lenders, the Borrower and the General Partner;
(b)     the Agent has received an extension fee from the Borrower, which fee shall be in the amount of 3.5 bps calculated on the Commitment of each Lender party to this Third Amending Agreement, and payable to each such Lender; and
(c)    no Event of Default shall have occurred and be continuing.
The conditions set forth above are inserted for the sole benefit of the Lenders and may be waived by the Lenders in whole or in part, with or without terms or conditions.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
4.1Representations and Warranties True and Correct; No Default or Event of Default
The Borrower and General Partner each hereby represents and warrants to the Agent and the Lenders that after giving effect to this Third Amending Agreement, (i) each of the representations and warranties of the Borrower and the General Partner, as the case may be, contained in the Original Credit Agreement and each of the other Loan Documents is true and correct on, and as of, the date hereof as if made on such date (except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by the Original Credit Agreement), and (ii) no event has occurred and is continuing which constitutes or would constitute a Default or an Event of Default.
ARTICLE 5
MISCELLANEOUS
5.1No Other Amendments, Waivers or Consents
Except as expressly set forth herein, the Original Credit Agreement and all Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms.
5.2Time
Time is of the essence in the performance of the parties’ respective obligations in this Third Amending Agreement.
5.3Governing Law
This Third Amending Agreement is a contract made under, and shall be governed by and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.
5.4Successors and Assigns
This Third Amending Agreement shall enure to the benefit of, and be binding upon, the parties hereto and their respective successors and any assigns, transferees and endorsees of the Agent or any Lender. Nothing in this Third Amending Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under the Original Credit Agreement, as amended by this Third Amending Agreement.
5.5Counterparts
This Third Amending Agreement may be executed by the parties hereto in counterparts and may be delivered by facsimile or other electronic means (including via electronic mail in portable document format) and all such counterparts shall together constitute one and the same agreement.
[Remainder of page intentionally left blank – signature pages follow]

The parties hereto have duly executed this Third Amending Agreement as of the date set forth on the first page of this Agreement.

ALTALINK INVESTMENT MANAGEMENT LTD., in its capacity as General Partner of ALTALINK INVESTMENTS, L.P.
By:	/s/ Jeffrey A. Austin
Name: Jeffrey A. Austin
Title: Director

By:	/s/ Todd Anliker
Name: Todd Anliker
Title: Director

ALTALINK INVESTMENT MANAGEMENT LTD.
By:	/s/ Jeffrey A. Austin
Name: Jeffrey A. Austin
Title: Director

By:	/s/ Todd Anliker
Name: Todd Anliker
Title: Director

ROYAL BANK OF CANADA, as Agent
By:	/s/ Yvonne Brazier
Name: Yvonne Brazier
Title: Manager, Agency Services

By:
Name:
Title:

ROYAL BANK OF CANADA, as Lender
By:	/s/ Timothy Murray
Name: Timothy P. Murray
Title: Authorized Signatory

BANK OF MONTREAL, as Lender
By:	/s/ Steven Patchet
Name: Steven Patchet
Title: Managing Director

By:
Name:
Title:

ATB FINANCIAL, as Lender
By:	/s/ Trevor Guinard
Name: Trevor Guinard
Title: Director - Energy Infrastructure

By:	/s/ Amber Busby
Name: Amber Busby
Title: Associate Director - Energy Infrastructure

THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ Kirt Millwod
Name: Kirt Millwood
Title: Managing Director & Head

By:	/s/ Andrew Rose
Name: Andrew Rose
Title: Associate Director